Filed pursuant to Rule 433
Registration Statement No. 333-130040
Dated June 6, 2007
FINAL TERM SHEET
ING GROEP N.V.

ISSUER:	ING GROEP N.V.
SECURITIES:	6.375% ING Perpetual Hybrid Capital Securities
EXPECTED RATINGS:	A1 / A (STABLE/STABLE)
FORMAT:	SEC REGISTERED (GLOBAL)
SIZE:	US$1,000,000,000
GREENSHOE:	US$150,000,000
TRADE DATE:	June 6, 2007
MATURITY:	PERPETUAL
SETTLEMENT:	June 13, 2007 (T+5)
PRICE TO PUBLIC:	$25.00 (per security plus accrued interest if any from June 13, 2007)
PRICE TO PUBLIC:	TOTAL $1,000,000,000
COUPON:	6.375% (including in respect of optional deferrals of interest and mandatory deferrals of interest) per annum from June 13, 2007
INTEREST PAYMENT DATES:	MARCH 15, JUNE 15, SEPTEMBER 15 AND DECEMBER 15 OF EACH YEAR BEGINNING SEPTEMBER 15, 2007, UNLESS THE ISSUER’S OBLIGATION TO PAY SOME OR ALL OF THE INTEREST OTHERWISE PAYABLE IS DEFERRED
RECORD DATES:	15 DAYS BEFORE THE INTEREST PAYMENT DATE WHETHER OR NOT A BUSINESS DAY
REGULAR OPTIONAL FIRST CALL:	ON JUNE 15, 2012 OR ANY INTEREST PAYMENT DATE THEREAFTER IN WHOLE BUT NOT IN PART AT PAR PLUS OUTSTANDING AMOUNTS

EARLY REDEMPTION DUE TO TAX AND REGULATORY EVENTS (SEE PRELIMINARY PROSPECTUS FOR INFORMATION ON EARLY REDEMPTION EVENTS)
DENOMS:	$25 X $25
JOINT BOOKRUNNERS:	CITIGROUP GLOBAL MARKETS INC. and MORGAN STANLEY & CO. INCORPORATED
JOINT LEAD MANAGER:	ING FINANCIAL MARKETS LLC
CO-MANAGERS:	MERRILL LYNCH & CO, UBS INVESTMENT BANK, WACHOVIA SECURITIES, A.G. EDWARDS, RBC CAPITAL MARKETS, ABN AMRO INCORPORATED, BANC OF AMERICA SECURITIES LLC, JPMORGAN AND LEHMAN BROTHERS

LISTING:	New York Stock Exchange
CUSIP:	456837 608
ISIN:	US4568376085
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free:
CITIGROUP GLOBAL MARKETS INC.: 1 877 858 5407
MORGAN STANLEY : 1 866 718 1649

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